Exhibit 10.17

FACTORING AGREEMENT

THIS FACTORING AGREEMENT is entered and made effective as of June 22, 2023 by and between BENGAL CAPITAL INC., a British Columbia company, of 830 West Pender Street, 3rd Floor, Vancouver, BC V6C 1J8 (the “Factor”) and LIBERTY DEFENSE HOLDINGS LTD., an Ontario company, of 1055 West Georgia Street, 1500 Royal Centre, Vancouver, BC V6E 4N7 and LIBERTY DEFENSE TECHNOLOGIES INC., a Massachusetts company, of 187 Ballardvale Street, Suite 110, Wilmington, MA 01887 (collectively, the “Client”).

Section 1. Definitions. In this Agreement, the following terms shall have the following meanings:

1.1 “Account Debtor” has the meaning set forth in the UCC and shall include any person liable on an Account, including without limitation, any guarantor of the Account and any issuer of a letter of credit or banker’s acceptance.

1.2 “Accounts” means, collectively, all accounts receivable arising from sales of inventory or rendition of services by Client, including those under any trade names, through any divisions and through any selling agent of Client, but excluding sales to affiliates of Client, sales on consignment, guaranteed sales, bill and hold or cash on delivery transactions.

1.3 “Calculation Date” means, for each Account, one month after the day that Factor pays Client the Purchase Price.

1.4 “Client Account Balance” means the aggregate of unpaid amounts owed by Client to Factor under this Agreement adjusted for any credits owed by Factor to Client.

1.5 “Collections” means all good funds received by Factor from or on behalf of an Account Debtor with respect to Accounts.

1.6 “Customer Claim” means any dispute, claim, offset, defence, deduction, rejection, recoupment, counterclaim or contra account, other than returns and allowances permitted under this Agreement, with respect to any Account.

1.7 “Obligations” means all advances, financial accommodations, liabilities, obligations, covenants and duties owing, arising, due or payable by Client to Factor of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all fees, expenses, professional fees and attorneys’ fees and any other sums chargeable to Client hereunder or otherwise.

1.8 “Purchase Price” means, for each Account, an amount equal to eighty per cent (80%) of the gross amount of the respective invoice or purchase order.

1.9 “Reconciliation Period” means each calendar month during the term of this Agreement.

1.10 “Schedule of Accounts” means a written document prepared by Client in a form acceptable to Factor in which Client accurately identifies Accounts (including, with respect to each Account, amount owed by Account Debtor, name and address of Account Debtor, invoice number and date) which Factor is purchasing under the terms of this Agreement.

1.11“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of Massachusetts, as amended from time to time, and any successor statute.

Section 2. Approval and Purchase of Accounts.

2.1 Offer to Sell Accounts. During the term of this Agreement and provided no Event of Default or event that with notice or lapse of time would constitute an Event of Default exists, Client sells and assigns to Factor, as absolute owner, all Accounts for the Purchase Price.

2.2 Credit Approval. Client must submit requests for credit approval to Factor for all orders that will lead to Accounts in the manner prescribed by Factor. Factor shall send to Client, by email, a credit decision report indicating its decision, in its sole discretion, to approve, decline or hold credit approval for each order. The credit decision report constitutes the official record of Factor’s credit decisions. If any change in the amount, terms, shipping date or delivery date for any shipment of goods or rendition of services relating to an Account, Client must submit a change of terms request to Factor, and Factor shall have the option to retain the Account or to withdraw the credit approval for such Account.

2.3 Effectiveness of Sale of Accounts. Upon Factor’s payment of the Purchase Price to Client, Client sells, assigns and transfers to Factor as absolute owner all of Client’s right, title and interest in and to each Account and all monies due or which may become due on or with respect to such Account. Factor shall have, with respect to any goods related to the Accounts, all rights and remedies of an unpaid seller under the UCC and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

2.4 Invoices; Notification to Account Debtor. Factor shall have no liability to Client or to any person, firm or entity for declining, withholding or withdrawing credit approval with respect to any Account. All information regarding the credit standing of an Account Debtor communicated by Factor to Client is confidential, and Client agrees not to disclose such information to such Account Debtor or any third party. Factor shall have no obligation to perform in any respect any contract relating to any Account.

2.5 Nonliability of Factor; Confidentiality. Factor shall have no liability to Client or to any person, firm or entity for declining, withholding or withdrawing credit approval with respect to any Account. All information regarding the credit standing of an Account Debtor communicated by Factor to Client is confidential, and Client agrees not to disclose such information to such Account Debtor or any third party. Factor shall have no obligation to perform in any respect any contract relating to any Account.

2.6 Full Recourse. Factor’s acquisition of Accounts from the Client shall be with full recourse against the Client. Factor may, at its option, charge back to Client (or Client shall pay) all amounts owing on Accounts, which are not paid within one hundred and twenty (120) days after the date of purchase by Factor.

Section 3. Factoring Fee, Payments, Collections, Trust Account.

3.1 Factoring Fee. Client shall pay to Factor a factoring fee equal to four per cent (4%) per month of the face amount of the Accounts (“Factoring Fee”). The Factoring Fee will be reduced pro rata if the Account is paid before the next Calculation Date.

3.2 Accounting. Client shall, immediately upon the sale of Accounts to Factor, make proper entries on its books and records of the sale to Factor. Factor shall prepare and email to Client, following each Reconciliation Period, an accounting of the transactions for that Reconciliation Period, including the amount of the Purchase Price for all Accounts, Factoring Fees and any other adjustments. The accounting shall be deemed correct and conclusive unless Client makes written objection to Factor within thirty (30) days after Factor emails such accounting to Client.

3.3 Payment to Client. Provided that no Event of Default exists and no event or condition that with notice, lapse of time or otherwise would constitute an Event of Default exists, Factor shall pay to Client from the Trust Account, or by wire transfer or such other means as agreed upon by the parties, the amount, if any, which Factor owes to Client at the end of the Reconciliation Period according to the accounting prepared by Factor. In the event that the calculation in this Section results in an amount owing from Client to Factor, Client shall make such payment to Factor immediately upon demand by Factor.

3.4 Collections.

(a) All Collections shall go directly to Factor, and Factor shall apply the Purchase Price with respect to such Collections to the Client Account Balance. Factor may endorse the name of Client on any check, draft, instrument or document received in connection with the Accounts. If Client receives a payment on an Account, Client shall hold such payment in trust for Factor and immediately turn over such payment to Factor on demand.

(b) Factor has the right to: (i) bring suit or otherwise enforce collection in the name of Client; (ii) modify the terms of payment; (iii) settle, compromise or release, in whole or in part, any amounts owing, and (iv) issue credits in the name of Factor or Client. Client waives any and all claims based on suretyship. As owner and assignee of the Accounts and all proceeds thereof, upon written notice by Factor to Client, Client shall, at Client’s expense, comply with Factor’s instructions with respect to any and all returned, rejected, reclaimed or repossessed inventory which shall be in compliance with Factor’s rights under this Agreement.

3.5 Trust Account. Client will open a bank account at a Canadian chartered bank acceptable to Factor where all payments in respect of Accounts will be paid, which account will be operated by Client, and Factor will have online viewing rights (the “Trust Account”). All funds in the Trust Account shall be the property of Factor, and will be held in trust by Client for Factor. Client will follow all instructions by Factor regarding the Trust Account, including payment of Obligations.

Section 4. Claims and Charge Backs.

(a) Client shall notify Factor within three (3) business days of any matter affecting the value, enforceability or collectability of any Account and of all Customer Claims. Factor and Client agree to cooperate in adjustment of Customer Claims.

(b) Factor may at any time charge back to the Client Account Balance the amount of: (i) any Account which is not paid in full when due, or which is not paid within one hundred and twenty (120) days after the date of purchase by Factor; (ii) any Account which is not paid in full when due because of an act of God, civil strife, or war; (iii) any Account for which there is a breach of any representation or warranty. A charge back does not constitute a reassignment of an Account.

(c) Factor may at any time charge to the Client Account Balance the amount of: (i) all remittance expenses (including incoming wire charges, currency conversion fees and stop payment fees); and (ii) expenses, collection agency fees and attorneys’ fees incurred by Factor in collecting or attempting to collect any Obligation.

Section 5. Representations, Warranties and Covenants of Client.

5.1 Representations, Warranties and Covenants with Respect to Accounts. Client represents, warrants and covenants with respect to each Account set forth on a Schedule of Accounts that:

(a) it is based upon a bona fide sale and delivery of inventory or rendition of services made by Client in the ordinary course of business, and any and all obligations required of Client have been fulfilled as of the date of the Schedule of Accounts;

(b) it represents undisputed indebtedness, not subject to any setoffs, offsets or counterclaims, genuine or otherwise;

(c) it does not represent a sale to any of Client’s subsidiaries, affiliates, directors, officers, agents, stockholders or employees;

(d) the amount of such Account is correctly stated in the Schedule of Accounts, and it is not subject to any deduction or discount other than as stated on the invoice;

(e) Client is the lawful owner of such Account and has the right to sell and assign such it in accordance with its terms; and

(f) each Account Debtor has accepted the goods or services and owes and is obligated to pay the full amount stated in the invoice according to its terms.

5.2 Additional Representations, Warranties and Covenants. Client further represents, warrants and covenants that:

(a) Client’s legal name, form of organization, place of business and place where all of Client’s records concerning the Accounts are kept are as set forth at the beginning of this Agreement. Client agrees to provide Factor with thirty (30) days advance written notice of any change in name, organization, place of business or record keeping and agrees to execute any additional documentation needed due to such change in order to provide Factor with the interests granted to it under this Agreement;

(b) Client is solvent, and has not, as of the time of submitting a Schedule of Accounts to Factor, filed a voluntary petition for relief or had filed against it an involuntary petition of bankruptcy;

(c) to the best of Client’s knowledge, there are no outstanding judgments against Client, its officers, directors or affiliates or any of Client’s property, and there are no actions, charges, claims, demands, suits, proceedings or governmental investigations now pending or threatened against Client or Client’s property;

(d) to the best of Client’s knowledge, Client is not in violation of any applicable law, ordinance, rule, regulation, order or other requirement of any government or any instrumentality or agency thereof;

(e) Client will not assign, transfer or sell, or grant or permit any lien or security interest in, any Account or Collateral to or in favour of any third party without the written consent of Factor;

(f) If Client owns, holds or has any interest in, any copyrights (whether registered or unregistered), patents or trademarks and any licenses of any of the foregoing, such interest has been disclosed to Factor, and Client shall immediately notify Factor if Client hereafter obtains any interest in any additional copyrights, patents, trademarks or licenses that are significant in value or are material to the conduct of its business; and

(g) Client will notify Factor promptly of any change in control of the ownership of Client, of any significant lawsuits or proceedings filed or threatened against Client, or any other change in the accuracy of the foregoing representations and warranties.

Section 6. Power of Attorney. Client appoints Factor as its true and lawful attorney-in-fact and authorizes Factor (acting through any of its employees, attorneys or agents) at any time whether or not there has been an Event of Default, with or without notice to Client, to do any of the following in Client’s name or otherwise:

(a) sell, assign, transfer, pledge, compromise or discharge the whole or any part of the Accounts;

(b) demand, collect, receive, sue and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Accounts and to compromise, prosecute or defend any action, claim, case or proceeding relating to the Accounts, including the filing of a claim or the voting of such claim in any bankruptcy case;

(c) prepare, file and sign any notice, claim, assignment, demand, draft or notice of or satisfaction of lien or mechanics’ lien or similar document with respect to Accounts;

(d) notify all Account Debtors with respect to the Accounts to pay Factor directly;

(e) receive, open and dispose of all mail addressed to Client for the purpose of collecting the Accounts;

(f) endorse Client’s name on any checks or other forms of payment on the Accounts;

(g) execute any and all instruments and documents and file financing statements, if applicable, to protect or perfect Factor’s interests in the Accounts or Collateral; and

(h) do all acts and things necessary or expedient, in furtherance of any of the foregoing.

Any and all sums paid and any and all costs, expenses, liabilities, obligations and attorneys’ fees incurred by Factor with respect to the foregoing shall be added to and become part of the Obligations and shall be payable on demand. In no event shall Factor’s rights under the foregoing power of attorney or any of Factor’s other rights under this Agreement be deemed to indicate that Factor is in control of the business management or properties of Client.

Section 7. Collateral Security. As collateral security for the prompt payment and performance to Factor of all of the Obligations, Client hereby grants to Factor a continuing security interest in all of the following property (the “Collateral”) whether now owned by Client or hereafter arising acquired by Client or arising in Client’s favour:

(a) all accounts, receivables, contract rights, chattel paper, instruments, documents, investment property, letters of credit, bankers acceptances, drafts, checks, cash, securities, and general intangibles (including without limitation all claims, causes of action, deposit accounts, guaranties, rights in and claims under insurance policies (including rights to premium refunds), rights to tax refunds, copyrights, patents, trademarks, rights in and under license agreements, and all other intellectual property);

(b) all inventory, including Client’s rights to any returned or rejected goods, with respect to which Factor shall have all the rights of any unpaid seller, including the rights of replevin, claim and delivery, reclamation, and stoppage in transit;

(c) all monies, refunds and other amounts due Client, including without limitation amounts due Client under this Agreement (including Factor’s right of offset and recoupment);

(d) all equipment, machinery, furniture, furnishings, fixtures, tools, supplies and motor vehicles;

(e) all accessions to, substitutions for, and replacements of, all of the foregoing;

(f) all books and records pertaining to all of the foregoing; and

(g) all proceeds of the forgoing, whether due to voluntary or involuntary disposition, including insurance proceeds. Client is not authorized to sell, assign, transfer or otherwise convey any Collateral without Factor’s prior written consent, except for the sale of finished inventory in Client’s ordinary course of business. Client agrees that Factor may file financing statements and that Client will sign other instruments and documents requested by Factor to evidence, perfect or protect the interests of Client in the Collateral. Client agrees to deliver to Factor the originals of all instruments, chattel paper and documents evidencing or related to Accounts or Collateral.

Section 8. Events of Default. The occurrence of any of the following shall constitute an “Event of Default”:

(a) Client fails to make a payment on any of the Obligations when due;

(b) Client fails to make any remittance required by this Agreement;

(c) Client commits any breach of any of the terms, representations, warranties, covenants or conditions of this Agreement;

(d) Client becomes insolvent or unable to meet Client’s debts as they mature;

(e) any voluntary or involuntary case of bankruptcy is commenced by or against Client, or any assignment for the benefit of creditors, or appointment of a receiver or custodian is made for any of Client’s assets;

(f) Client fails to pay when due any material obligations or liabilities owing by Client to any person other than Factor;

(g) any involuntary lien, garnishment, attachment or the like is issued against or attaches to the Accounts or Collateral.

Section 9. Remedies. Upon and after the occurrence of an Event of Default, which has not been cured in accordance with the terms of this Agreement or with the approval of Factor or waived by writing signed by Factor, upon Factor’s demand (or in the event of a bankruptcy default, immediately without notice or demand from Factor), Factor may do any one or more of the following:

(a) cease buying Accounts or extending any financial accommodations to Client under this Agreement;

(b) accelerate and declare all or any part of the Obligations to be immediately due and payable upon demand; or with respect to any voluntary or involuntary case of bankruptcy is commenced by or against Client, or any assignment for the benefit of creditors, or appointment of a receiver or custodian is made for any of Client’s assets, the Obligations shall be automatically, and without notice or demand, immediately due and payable in full;

(c) charge Client under the terms provided in Section 4. of this Agreement.

(d) exercise all rights and remedies under this Agreement and under applicable law, including rights and remedies of a secured party under the UCC with respect to any or all of the Collateral, all power of attorney rights set forth in Section 6. of this Agreement with respect to any or all of the Collateral, and the right to collect, dispose of, sell, lease, use and realize upon any or all of the Accounts and any or all of the Collateral in any commercially reasonable manner (and if notice of intended disposition of any such Accounts or Collateral is required by law, it is agreed that five (5) days’ notice constitutes commercially reasonable notice).

All remedies under this Agreement will be cumulative and not exclusive of any other right or remedy Factor may have hereunder or under the UCC or otherwise.

Section 10. Term and Termination.

This Agreement will remain in full force and effect until thirty (30) days after either Client or Factor provides written notice to the other of its election to terminate. Notwithstanding the foregoing, this Agreement may be terminated immediately, without prior notice to Client, upon the occurrence of an Event of Default. Notwithstanding the foregoing, any termination of this Agreement shall not affect Factor’s security interest in the Collateral and Factor’s ownership of the Accounts, and this Agreement shall continue to be effective, and Factor’s rights and remedies hereunder shall survive such termination, until all transactions entered hereunder have been completed and the Obligations have been satisfied in full.

Section 11. Miscellaneous.

11.1 Governing Law. This Agreement and all acts and transactions hereunder shall be governed by, construed and enforced in accordance with the laws of British Columbia. All terms used herein, and not otherwise defined, shall have the meanings ascribed to such terms in the UCC

11.2 Notices. Any notice given pursuant to this Agreement will be in writing and will be given by email (with delivery confirmation), personal service or registered mail addressed to the party to be notified as follows:

Factor:

address: 830 West Pender Street, 3rd Floor, Vancouver, BC V6C 1J8 email: [***]

Client:

address: 1055 West Georgia Street, 1500 Royal Centre, PO Box Vancouver, BC V6E 4N7 email: [***]

11.3 Modifications; Waivers. This Agreement and such other written agreements and documentation executed in connection herewith constitute the entire agreement between Factor and Client, which supersedes any prior agreements or understandings between Factor and Client. The terms and provisions of this Agreement may not be waived, altered, modified or amended except by a writing signed by both Factor and Client. The failure or delay in exercising any right hereunder will not constitute a waiver thereof or bar exercising rights under this Agreement at any time.

11.4 Severability. If any provision, clause or condition of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to such extent, but such defect shall not affect any other provision, clause or condition, and the remainder of this Agreement shall be effective as though such defective provision, clause or condition had not been a part hereof.

11.5 Fees and Expenses. Factor will pay to Client immediately upon demand all fees, costs and expenses (including fees of attorneys and professionals and their costs and expenses) that Factor incurs or may from time to time impose in connection with any of the following: (i) preparing, negotiating, administering and enforcing this Agreement or any other agreement executed in connection herewith, (ii) any litigation or dispute (whether instituted by Factor, Client or any other person) in any way relating to the Accounts, the Collateral, this Agreement or any other agreement executed in connection herewith, (iii) enforcing any rights against Client or any guarantor, or any Account Debtor, (iv) protecting or enforcing its interest in the Accounts or the Collateral, (v) collecting the Accounts and the Obligations, and (vi) the representation of the Factor in connection with any bankruptcy case or insolvency proceeding involving Client, any Account, the Collateral, any Account Debtor, or any guarantor. Client shall indemnify and hold Factor harmless from and against any and all claims, actions, damages, costs, expenses and liabilities of any nature whatsoever arising in connection with any of the foregoing.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date at the beginning of this Agreement.

Factor:

BENGAL CAPITAL INC.

By:	/s/ Sam Hirji
Name and Title: Sam Hirji, President

Client:

LIBERTY DEFENSE HOLDINGS LTD.

By:	/s/ William Frain
Name and Title: William Frain CEO
and

LIBERTY DEFENSE TECHNOLOGIES INC.

By:	/s/ William Frain
Name and Title: William Frain CEO